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                                                                    Exhibit 99.1

                       [Openwave Systems Inc. Letterhead]


                            OPENWAVE ANNOUNCES STOCK
                               REPURCHASE PROGRAM

REDWOOD CITY, Calif. - September 17, 2001 - Openwave Systems Inc. (Nasdaq:
OPWV), today announced that its board of directors has authorized a stock repurchase program of up to 5 million shares. As of September 17, 2001, Openwave has approximately 172 million shares outstanding. The program is effective immediately and has been authorized for up to one year, subject to reconsideration by the Board of Directors.

Any purchases under Openwave's stock repurchase program may be made in the open market, in privately negotiated transactions, or through the use of derivative securities. Depending upon market conditions and other factors, purchases under this program may be commenced or suspended at any time or from time-to-time without prior notice.

About Openwave

Openwave Systems Inc. (Nasdaq: OPWV) is the worldwide leader of open IP-based communication infrastructure software and applications. Openwave is a global company headquartered in Redwood City, California. For more information, please visit www.openwave.com.


This release contains forward-looking statements relating to expectations, plans or prospects for Openwave Systems Inc. that are based upon the current expectations and beliefs of Openwave's management and are subject to certain risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. In particular, the following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements: (a) the ability to realize our strategic objectives by taking advantage of market opportunities in the Americas, Europe, the Middle East, and Asia; (b) the ability to make changes in business strategy, development plans and product offerings to respond to the needs of our current, new and potential customers, suppliers and strategic partners; (c) risks associated with the development and licensing of software generally, including potential delays in software development and technical difficulties that may be encountered in the development or use of the Company's software; (d) competition and technological changes and developments; (e) general risks of the Internet and wireless and wireline telecommunications sectors; and (e) the uncertain economic and political climate in the United States and throughout the rest of the world and the potential that such climate may deteriorate further.

For a detailed discussion of these and other cautionary statements, please refer to the risk factors discussed in filings with the U.S. Securities and Exchange Commission ("SEC"), including but not limited to

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Openwave's Quarterly Reports on Form 10-Q for the quarters ended March 31, 2001, and December 31, 2000, Phone.com's and Software.com's most recently filed Annual Reports on Form 10-K, and Phone.com's registration statement on Form S-4 as filed with the SEC on October 10, 2000. All documents also are available through the SEC's Electronic Data Gathering Analysis and Retrieval system (EDGAR) at www.sec.gov or from Openwave's Web site at www.openwave.com. The Company assumes no obligation to update the forward-looking statements included in this document.

                                      # # #

     Openwave and the Openwave logo are trademarks of Openwave Systems Inc.

For more information please contact:

Openwave Systems Inc.
Alexandrea Todd
Openwave Systems Inc.
650.480.4346
alexandrea.todd@openwave.com

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